Exhibit 99



								Entergy
								639 Loyola Avenue
								New Orleans, La 70113



Date:	        September 23, 2005				NEWS
								RELEASE
For Release:	Immediately

Contact:	Yolanda Pollard (News Media)     Michele Lopiccolo (Investor Relations)
                800-844-8084 pin 1440471         (501) 607-3557
                ypollar@entergy.com	         mlopicc@entergy.com



      Entergy Corporation's New Orleans Subsidiary Files Chapter 11 Petition
          Entergy Board Approves Debtor-in-Possession Financial Package
                             to Facilitate Business Continuity


New Orleans, La. - To protect its customers and ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, Entergy Corporation (NYSE: ETR) announced today that its New Orleans subsidiary - Entergy New Orleans, Inc. (Entergy New Orleans) - has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Simultaneous with this filing, Entergy New Orleans filed a motion with the Court for "debtor-in-possession" financing that contemplates Entergy Corporation making loans up to $200 million to Entergy New Orleans to address Entergy New Orleans' current liquidity crisis. The petition also requests that up to $150 million of these loans be approved on an interim basis. These funds will enable Entergy New Orleans to meet its near-term obligations, including employee wages and benefits, payments under power purchase and gas supply agreements, and its current efforts to repair and restore the facilities needed to serve its electric and gas customers.

Entergy Corporation trusts that the bankruptcy court will act swiftly to approve its debtor-in-possession financing for Entergy New Orleans. Entergy New Orleans, which provides electric and natural gas service to customers within the city of New Orleans, is the smallest of Entergy's five utility companies and represented about 7 percent of the consolidated
revenues and 3 percent of its consolidated earnings in 2004.   Neither
Entergy Corporation nor any of Entergy's other utility and non-utility subsidiaries were included in the bankruptcy filing.

"We took this action after careful review of the various options available to preserve Entergy New Orleans' business over the near- and long-term" said Dan Packer, Entergy New Orleans' chairman and chief executive officer. "Due to our parent company's financial support, we can focus on the city's reconstruction and rebirth, as those restoration efforts continue today."

This filing also is intended to address the very legitimate concern expressed recently in a letter by U.S. Senators Mary Landrieu and David Vitter from Louisiana to President Bush that the potential bankruptcy of Entergy New Orleans would stall or cease restoration efforts in the City as a result of creditor disputes that could arise in such a filing. In making the filing for debtor-in-possession financing, it is Entergy's hope and desire that Entergy New Orleans will be able to continue its restoration efforts for the immediate future. The Court has set this petition and motion for hearing on Monday, September 26.

As the City Council of New Orleans stated in a letter of support to Entergy Chief Executive Officer J. Wayne Leonard this week, any long-term solution, that provides for a financially viable utility at Entergy New Orleans and protects customers from the massive restoration costs they can ill afford to pay, must involve a substantial federal financial commitment.

In a related action, a bill was introduced by Senators Landrieu and Vitter in the U.S. Senate on September 22 that could provide $250 billion of financial aid to Louisiana, of which $2.5 billion was earmarked to cover restoration costs of in-state utilities, including Entergy's Louisiana subsidiaries.

Federal resources, in addition to reimbursement of certain costs covered by insurance, are critical to restoring the system and restoring
Entergy New Orleans' financial health. Entergy is working with public officials at the federal, state and local levels to try to secure vital government assistance.

Entergy also announced it had taken steps in advance of this bankruptcy filing by Entergy New Orleans to mitigate any effects of the filing on the parent and its financially stronger subsidiaries. Prior to the Entergy New Orleans' bankruptcy filing, Entergy obtained amendments to the $2 billion bank revolving credit facility and other bank facilities to eliminate the bankruptcy of Entergy New Orleans as an Event of Default under the terms of those bank agreements. Therefore, this bankruptcy filing by Entergy New Orleans will not trigger a default under these bank facilities or other financing obligations of Entergy and subsidiaries that are not party to this bankruptcy filing.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

				-30-

           Entergy's online address is www.entergy.com

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, particularly at its non-utility nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce tax payments, the effects of litigation and weather, and uncertainties associated with efforts to remediate the effects of Hurricane Katrina and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with this storm.